UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2022

AvidXchange Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40898	86-3391192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1210 AvidXchange Lane

Charlotte, North Carolina 28206

(Address of principal executive offices, including zip code)

(800) 560-9305

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value	AVDX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On December 29, 2022, AvidXchange, Inc. (the “Borrower”), a wholly-owned subsidiary of AvidXchange Holdings, Inc. (the “Company”), entered into a Credit Agreement (the “2022 Credit Agreement”) with KeyBank National Association (“KeyBank”), as administrative agent (“Administrative Agent”) and each of the other lenders that may become party thereto. The 2022 Credit Agreement replaces in its entirety the Credit and Guaranty Agreement, dated as of October 1, 2019, by and among the Borrower, certain specified subsidiaries of the Borrower, the guarantors party thereto, Sixth Street Specialty Lending, Inc., as administrative agent, KeyBank, as one of the lenders, lead arrangers and book runners, and the other lenders party thereto, as amended (the “2019 Credit Agreement”). The 2019 Credit Agreement had made available a facility in an aggregate amount of $163.5 million.

The 2022 Credit Agreement currently makes available facilities in an aggregate amount of $75 million and consists of:

•	$10 million 5-year revolving credit facility, which we refer to as the 2022 revolver; and

•	$65 million 5-year term loan facility, which we refer to as the 2022 term loan facility.

Letters of credit may be issued by KeyBank pursuant to the 2022 Credit Agreement and the availability under the 2022 revolver will be reduced by any outstanding letters of credit. As of closing, borrowing availability under the 2022 revolver is reduced by the then current amount of the letter of credit dated October 1, 2019 and issued by KeyBank to secure our obligation to make payments under the lease related to our headquarters building in Charlotte, North Carolina. The current amount of the letter of credit is approximately $6.1 million.

In addition, under the 2022 Credit Agreement, the Borrower may request, and the lenders have the right, but not the obligation to, increase the 2022 revolver or add an additional term loan facility by an aggregate amount (for all such increases) not to exceed $70 million, subject to specified conditions.

Proceeds from the 2022 term loan facility and corporate cash were used to pay in full all outstanding debt and expenses under the 2019 Credit Agreement, and the 2022 revolver may be used to fund working capital and for general corporate purposes.

The maturity date for the 2022 revolver and 2022 term loan facility is December 29, 2027. The Borrower may voluntarily pre-pay all or any part of the 2022 revolver or 2022 term loan facility without premium or penalty, subject to concurrent payments of accrued and unpaid interest and any applicable SOFR breakage costs.

Interest on the loans under the 2022 Credit Agreement is equal to daily simple SOFR, term SOFR or a base rate, plus an applicable margin. The applicable margin is between 250bps and 300bps for daily simple SOFR and term SOFR loans (plus a SOFR adjustment between 10bps and 25bps), and between 150bps and 200bps for base rate loans. The applicable margin fluctuates based on the ratio of debt under the 2022 Credit Agreement to the Company’s consolidated software revenue. The Borrower may elect one-, three- or six-month interest periods in connection with term SOFR. The base rate is equal to the higher of KeyBank’s prime rate, federal funds effective rate plus 0.5%, or one-month term SOFR plus 1.0%. For purposes of the 2022 Credit Agreement, daily simple SOFR, term SOFR and the base rate will never be less than 0.5%.

The principal amount of the 2022 term loan facility amortizes at a rate of 2.5% per year for the first two years and 5% for the last three years, payable in equal quarterly installments. Additional principal payments are due in certain circumstances, and subject to certain limitation, upon a sale of assets or upon receipt of proceeds of casualty insurance or condemnation.

The 2022 Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The affirmative covenants require the Company to provide the lenders with certain financial statements, budgets, compliance certificates and other documents and reports and to comply with certain laws. The negative covenants restrict the Company’s ability to incur additional indebtedness, create additional liens on its assets, make certain investments, dispose of its assets or engage in a merger or other similar transaction or engage in transactions with affiliates, subject, in each case, to the various exceptions and conditions described in the 2022 Credit Agreement. The negative covenants further restrict the Company’s ability to make certain restricted payments, including the payment of dividends in certain limited circumstances.

The 2022 Credit Agreement also contains three financial covenants, measured on a consolidated basis. First, there must be liquidity (availability under the 2022 revolver, plus unrestricted cash) that is more than the greater of (1) $35 million, and (2) 35% of the Total Commitment Amount as defined in the 2022 Credit Agreement. Second, as of the end of each quarter, total revenue on a trailing four-quarter basis must be greater than the requirements set forth in the 2022 Credit Agreement. Third, for each period of four consecutive quarters ending on December 31, 2024, and at the end of each fiscal quarter thereafter, Consolidated EBITDA as defined in the 2022 Credit Agreement must not be less than $10 million.

The 2022 Credit Agreement also includes certain customary events of default. If an event of default occurs and is continuing, the lenders are entitled to take various actions, including the acceleration of the maturity of all loans and to take all actions permitted to be taken by a secured creditor with respect to the collateral for the 2022 Credit Agreement and under applicable law.

As under the 2019 Credit Agreement, the obligations under the 2022 Credit Agreement are secured by:

•

substantially all of the tangible and intangible assets of the Company and its material subsidiaries, except for client funds, client funds accounts (as such terms are defined in the 2022 Credit Agreement) and existing real estate, and

•	the capital stock of the Company’s material subsidiaries.

Under the 2019 Credit Agreement, the Borrower and certain of its subsidiaries were co-borrowers, with the Company as the guarantor. By contrast, under the 2022 Credit Agreement, AvidXchange, Inc. is the only borrower, and the Company and certain subsidiaries of AvidXchange, Inc. are co-guarantors.

KeyBank and its affiliates have various relationships with the Company and its subsidiaries including a relationship as a primary commercial banking partner, virtual card service provider, investor in the Company’s prior capital raises as a private company, reseller partner as well as a lender, lead arranger and bookrunner under the 2019 Credit Agreement, for which they have received customary fees.

The foregoing description of the 2022 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2022 Credit Agreement, which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of December 29, 2022, among AvidXchange, Inc., the Lenders named therein, KeyBank National Association, as Administrative Agent and Issuing Lender, and KeyBanc Capital Markets Inc., as Joint Lead Arranger and Sole Booker Runner.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVIDXCHANGE HOLDINGS, INC.

Date: January 4, 2023	By:	/s/ Ryan Stahl
Ryan Stahl General Counsel, Senior Vice President and Secretary